UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)             August 1, 2005

STRAYER EDUCATION, INC.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

0-21039	52-1975978
(Commission File Number)	(IRS Employer Identification No.)
1100 Wilson Boulevard, #2500, Arlington, VA	22209
(Address of principal executive offices)	(Zip Code)

(703) 247-2500

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On August 1, 2005, the Company granted restricted stock, as authorized by the Compensation Committee of the Board to the Company's executive officer named below pursuant to the Amended Strayer Education, Inc. 1996 Stock Option Plan (the "Plan"),

Executive Officer	Number of Shares
Lawrence M. Gudis Senior Vice President – Operations Restricted Stock Grant	4,500

The award of restricted stock will become 100% vested on August 1, 2009. Notwithstanding the foregoing, the restricted stock shares will become fully vested upon the occurrence of a Change in Control of the Company (as defined in the award agreement) or upon the executive's death or disability.

The restricted stock award is subject to the terms of the Plan and the individual restricted stock award agreement, the form of which is attached as Exhibit 99.01 and incorporated by reference herein.1 The Company intends to use this form of restricted stock agreement from time to time in connection with future awards of restricted stock.

1.	In addition to the restricted stock grant described above, the Board also recently granted Mr. Gudis an award of 50,000 stock options under the Plan pursuant to a form of award agreement previously filed with the Securities and Exchange Commission (the "SEC"). The award of options will become 100% vested and exercisable in full on July 26, 2009 at the price of $83.81 per share (the closing price of the Company's common stock on July 26, 2005, the date of the grant). Notwithstanding the foregoing, the option shares will become fully vested upon the occurrence of a change in control of the Company (as defined in the award agreement) or upon the executive's death or disability. The stock option award is subject to the terms of the Plan, and the individual stock option award agreement, the form which was filed as Exhibit 99.02 of the Company's Current Report on Form 8-K filed with the SEC on February 15, 2005.

Item 9.01.    Financial Statements and Exhibits.

Exhibit 99.01        Form of Restricted Stock Agreement for Employee.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strayer Education, Inc.
Date:
August 2, 2005	By:	/s/ Mark C. Brown
Mark C. Brown Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.01	Form of Restricted Stock Agreement for Employee.